Exhibit 10.1

AGREEMENT

AGREEMENT (the “Agreement”), dated as of September 4, 2017, by and between One Horizon Group, Inc., a Delaware corporation, with an office at Tierney Building, T1017 University of Limerick, Limerick, Ireland (the “Company”), and Zhanming Wu (“Wu”).

R E C I T A L S:

Wu acquired the Company’s 8% Series A Convertible Debenture in the initial principal amount of US$3,500,000 (the “Convertible Debenture”).

In consideration of Wu’s agreement not to demand payment of the Convertible Debenture on or prior to October 1, 2017, Wu has demanded and the Company has agreed to grant to Wu the rights set forth herein.

Capitalized terms used and not defined herein have the meanings ascribed thereto in the SPA.

NOW, THEREFORE, the Company and Wu hereby agree as follows:

1.       Confirmation and Augmentation of Conversion Rights. (a) In addition to such rights as are set forth in the Convertible Debenture, the Company agrees that during the period commencing as of the date hereof and ending on January 31, 2018, Wu shall have the right to convert Three Million Dollars ($3,000,000) of the outstanding principal amount of the Convertible Debenture and all interest accrued but not yet paid on the entire principal amount of the Convertible Debenture, into thirteen million shares of the Common Stock of the Company. Upon consummation of such conversion, the remaining balance of the Convertible Debenture shall be deemed cancelled and there shall be issued to Wu a promissory note in the initial principal amount of $500,000 bearing interest at the rate of 7% per annum. The principal amount and interest accrued on such note shall be payable on August 31, 2019.

(b)       The conversion of the Convertible Debenture pursuant to the terms hereof shall be effected in accordance with Sections 5.c of the Convertible Debenture. In addition, the conversion price set forth herein shall be subject to adjustment as set forth in Section 5.d (i) and (ii) of the Convertible Debenture.

2.       Elimination of Caps. Should Wu exercise the right of conversion set forth in this Agreement, the number of shares of Common Stock issuable upon such exercise shall not be subject to the Conversion Limit set forth in Section 5.a (iii) of the Convertible Debenture or any other limitation on the conversion thereof except as described in Section 3 below.

3.       Exchange Cap. The Company has advised Wu that the issuance of Common Stock pursuant hereto may be subject to the Exchange Cap. Promptly after the date hereof the Company shall take such actions as are available to it to cause the issuance of Common Stock pursuant to the terms hereof to be exempt from or otherwise not subject to the Exchange Cap, including, without limitation, (i) calling a meeting of its stockholders at which they consider a proposal to approve the issuance provided for herein and in anticipation of which the Company solicits proxies to enable it to vote in favor of such issuance on behalf of its stockholders; (ii) if the same can be accomplished without violation of the applicable securities laws and the rules and regulations of the NASDAQ OMX Market, arranging for the execution of written consents by the holders of a sufficient number of its outstanding shares of Common Stock to permit the issuance of Common Stock in excess of the Exchange Cap upon exercise of the rights granted herein and (iii) file a proxy statement or information statement, as appropriate, with the U. S. Securities and Exchange Commission (the “SEC”) and use all reasonable efforts to have such proxy statement or information statement cleared by the SEC.

4.       Board Representation. If and so long as Wu beneficially owns more than thirty percent (30%) of the outstanding shares of the Company’s common stock (i) Wu will have the right to designate up to four (4) members for election to the Company’s Board of Directors and (ii) the Company agrees to set, by resolution of the Board of Directors or otherwise, the authorized number of members of its Board of Directors to seven (7). Upon Wu’s exercise of such right, the Company shall cause its Board of Directors to take such action, including expanding the size of the Board of Directors if necessary to appoint up to four (4) nominees designated by Wu to the Board of Directors.

5.        Standstill. Wu hereby agrees not to demand payment of the Convertible Debenture as provided by Section 9. A. of the Convertible Debenture on or prior to October 1, 2017, which, for the avoidance of doubt means that Wu may send a notice prior to such date but that the date on which payment is demanded shall not be prior to November 1, 2017.

6.       Wu’s Representations and Warranties. Wu represents and warrants that as of the date hereof:

(a)       He remains the beneficial owner of the entirety of the Convertible Note

(b)       He is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)       He understands that the issuance of the rights granted herein is being made in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Wu’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Wu set forth herein in order to determine the availability of such exemptions and the eligibility of Wu to acquire the rights granted herein

(d)       This Agreement shall constitute the legal, valid and binding obligation of Wu enforceable against him in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(e)       The execution, delivery and performance by Wu of this Agreement and the consummation by Wu of the transactions contemplated hereby will not result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Wu.

7.   Representations and Warranties of the Company. The Company represents and warrants to Wu that as of the date hereof:

(a)       The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction in it was formed, and has the requisite power and authorization to own properties and carry on its business as now being conducted and as presently proposed to be conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(b)       The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Convertible Debenture and to issue the Common Stock in accordance with the terms hereof and thereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Stock upon exercise of the rights granted herein have been duly authorized by the Company’s Board of Directors and other than the listing of the Common Stock to be issued upon exercise of the rights granted herein or in the Convertible Debenture no further filing, consent, or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement has been duly executed and delivered by the Company, and this Agreement and the Convertible Debenture constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)       The issuance of the Common Stock pursuant to the rights granted herein and in the Debenture is duly authorized and, upon issuance, shall be validly issued and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof. As of the date hereof, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds the maximum number of Conversion Shares issuable pursuant hereto ant pursuant to the Convertible Debenture based on the conversion price provided for herein, without taking into account any limitations on the issuance thereof pursuant to the terms of the Convertible Debenture. The shares of Common Stock issued upon exercise of the rights granted herein or pursuant to the Convertible Debenture, respectively, upon issuance in accordance with the terms hereof and thereof, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(d)        The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Common Stock) will not (i) result in a violation of the Articles of Incorporation or Bylaws of the Company, any memorandum of association, certificate of incorporation, certificate of formation, bylaws, any certificate of designations or other constituent documents of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including other foreign, federal and state securities laws and regulations and the rules and regulations of NASDAQ and including all applicable laws of the State of Delaware and any foreign, federal and state laws, rules and regulations applicable to the Company or by which any property or asset of the Company is bound or affected.

(e)        The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated hereby and the listing of the Common Stock on the NASDAQ Market (the “Principal Market”). The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Common Stock shall not have the effect of delisting or suspending the Common Stock from the Principal Market, provided the Company obtains the required shareholder vote or otherwise obtains an exemption from the 20% limitation.

(f)        Upon the consummation of the transactions contemplated by that certain Stock Purchase Agreement, to be consummated on or about August 10, 2017 (the “Collins SPA”), by and between the Company and Brian Collins, neither the Company nor any Excluded Entities (as such term is defined in the Collins SPA) will have (i) any liabilities, obligations or adverse claims (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) or (ii) outstanding secured or unsecured Indebtedness, including shares of preferred stock, other than as disclosed in its Form 10-Q for the quarter ended March 31, 2017, or, in the case of clause (i), incurred subsequent to March 31, 2017 in the ordinary course of the Company and the Excluded Entities’ businesses

7.       MISCELLANEOUS.        (a)        Section 7 of the Convertible Debenture is incorporated herein in its entirety.

(b)    Except as specifically supplemented hereby, the terms of the Convertible Debenture and SPA remain in full force and effect.

(c)    The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)     If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)    Section 20 of the Convertible Debenture is incorporated herein in its entirety.

(f)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Wu and the Company have executed this Agreement as of the date first written above.

One Horizon Group, Inc.

By:	/s/Martin Ward	/s/ Zhanming Wu
	An Authorized Party	Zhanming Wu

c/o Dachao Asset Management (Shanghai) Co. Ltd.

704 Unit   No 868 Puming Rd, Poly Building No 5, Pudong New District, Shanghai, China